Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of ShiftPixy, Inc. on Form S-3 of our report dated December 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ShiftPixy, Inc. as of August 31, 2021 and 2020 and for the years ended appearing in the Annual Report on Form  10-K/A of ShiftPixy, Inc. for the years then ended. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

July 29, 2022